Exhibit 10.1

2011 Base Salaries and Target Discretionary Bonuses

Officer	Position	Maximum Base Salary	Target Discretionary Bonus
Shane Evangelist	Chief Executive Officer	$425,000	$340,000
Ted Sanders	Chief Financial Officer	$307,500	$153,750
Aaron Coleman	Chief Operating Officer	$298,000	$149,000
Houman Akhavan	Vice President, Marketing	$269,000	$95,000
Charlie Fischer	Senior Vice President of Global Procurement	$227,500	$90,000